UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 18, 2010
Hanmi Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30421 (Commission File Number)	95-4788120 (IRS Employer Identification No.)

3660 Wilshire Boulevard, Ph-A Los Angeles, California (Address of Principal Executive Offices)	90010 (Zip Code)
Registrant’s telephone number, including area code: (213) 382-2200
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(a) and (d). Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 23, 2009, the Boards of Directors of Hanmi Financial Corporation and Hanmi Bank appointed Jung Hak Son as the Chief Credit Officer of Hanmi Bank effective upon receipt of regulatory approval. On March 18, 2010, Hanmi Bank received notice of non-disapproval from the California Department of Financial Institutions and the Federal Reserve Bank of San Francisco regarding Mr. Son’s appointment as the Chief Credit Officer of Hanmi Bank. Mr. Son, who has been with Hanmi Bank for the past 22 years, has served Hanmi Bank in various capacities, including Interim Chief Credit Officer, district leader, and branch manager. Mr. Son obtained a Bachelor of Science degree in accounting from Northeastern Illinois University in June 1986.
There is no written employment agreement between Hanmi Bank and Mr. Son. Mr. Son will receive an annual starting salary of $210,000, and will be eligible to receive up to 50% of his annual salary in incentive cash compensation. Mr. Son also will receive an auto allowance of $700 per month, a cell phone allowance of $100 per month, a gas card, and twenty (20) days of paid annual vacation. Mr. Son will be eligible to participate in Hanmi Bank’s standard employee benefits, including its 401(k) Plan. Mr. Son will receive immediate coverage of health insurance.
There are no transactions in which Mr. Son has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2010	Hanmi Financial Corporation
	By:	/s/ Jay S. Yoo
Jay S. Yoo
President and Chief Executive Officer